Exhibit (k)

Fidelity Total Bond ETF
STATEMENT OF ASSETS & LIABILITIES
September 22, 2014

Assets:
Cash	$100,000
Total Assets	100,000

Liabilities:	0
Net Assets:	$100,000
Net Assets consist of:	$100,000
Paid in Capital
Net Assets, for 2,000 shares outstanding	$100,000
Net asset value, offering price and
redemption price per share ($100,000/2,000 shares outstanding)	$50.00

Note 1: Fidelity Total Bond ETF (the Fund) is an exchange-traded fund of Fidelity Merrimack Street Trust (the Trust), and is authorized to issue an unlimited number of shares. The Trust is registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company organized as a Massachusetts business trust. The Fund will normally invest at least 80% of assets in debt securities of all types and repurchase agreements for those securities.

The Fund has had no operations to date other than matters relating to the sale and issuance of 2,000 shares of the Fund to FIMM, LLC for an aggregate purchase price of $100,000 on September 22, 2014. The financial statement has been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions at the date of the financial statement.

Shares of the Fund will be listed and traded on NYSE Arca.

All organizational and offering expenses of the Trust will be borne by Fidelity Investments Money Management, Inc. (FIMM) and will not be subject to future recoupment. As a result, organizational and offering expenses are not reflected in the Statement of Assets and Liabilities.

Note 2: Management Fee. FIMM and its affiliates provide investment management related services for which the Fund pays a monthly management fee to FIMM. The management fee is computed at an annual rate of .45% of the Fund's average net assets. Under the management contract, FIMM pays all other expenses of the Fund, except the compensation of the independent Trustees and certain other expenses such as interest expense. The management fee paid to FIMM is reduced by an amount equal to the fees and expenses paid to the independent Trustees.

Note 3: Income Tax Information. The Fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and if qualified will not be subject to U.S. Federal income tax to the extent it distributes substantially all of its taxable income and net capital gains.

Note 4: Share Transactions. The Fund will issue and redeem shares at Net Asset Value (NAV) only with certain authorized participants in large increments known as Creation Units. Purchases of Creation Units are made by tendering a basket of designated securities to the Fund and redemption proceeds are paid with a basket of securities from the fund's portfolio with a balancing cash component to equate the market value of the basket securities delivered or redeemed to the NAV per Creation Unit on the transaction date. Cash may be substituted equivalent to the value of certain securities generally when they are not available in sufficient quantity for delivery. The Fund's shares are available in smaller increments to individual investors in the secondary market at market prices and may be subject to commissions. Authorized participants pay a transaction fee to the shareholder servicing agent when purchasing and redeeming Creation Units of the Fund. The transaction fee is used to defray the costs associated with the issuance and redemption of Creation Units.

To the Trustees of Fidelity Merrimack Street Trust and Shareholder of Fidelity Total Bond ETF:

In our opinion, the accompanying statement of assets and liabilities presents fairly, in all material respects, the financial position of Fidelity Total Bond ETF, (a fund of Fidelity Merrimack Street Trust ), at September 22, 2014, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of Fidelity Total Bond ETF's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

September 23, 2014